Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
    or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
January 30, 2025

CULLEN/FROST REPORTS FOURTH QUARTER AND 2024 ANNUAL RESULTS
Board declares first quarter dividend on common and preferred stock, and authorizes $150 million stock repurchase program

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported fourth quarter and full-year results for 2024. Net income available to common shareholders for the fourth quarter of 2024 was $153.2 million, representing a $52.3 million increase compared to $100.9 million reported for the fourth quarter of 2023. Results for the fourth quarter of 2023 were impacted by a $51.5 million ($40.7 million net of tax) special surcharge associated with FDIC insurance. Excluding the FDIC surcharge in the year-ago period, fourth quarter 2024 net income available to common shareholders increased by $11.6 million, or 8.2 percent, compared to $141.6 million for the fourth quarter of 2023. On a per-share basis, the company reported net income available to common shareholders of $2.36 per diluted common share for the fourth quarter of 2024, compared to $1.55 per diluted common share for the fourth quarter of 2023. Excluding the after-tax impact of the FDIC surcharge in the fourth quarter of 2023, fourth quarter 2024 diluted earnings per common share increased 8.3 percent compared to $2.18 per diluted common share for the fourth quarter of 2023. The FDIC special surcharge did not affect the fourth quarter of 2024, however, we recognized a total of $9.0 million in such surcharges in the first and second quarters of 2024. For the fourth quarter of 2024, returns on average assets and average common equity were 1.19 percent and 15.58 percent, respectively, compared to 0.82 percent and 13.51 percent for the same period in 2023. Excluding the special

FDIC insurance surcharge, returns on average assets and average common equity for the fourth quarter of 2023 would have been approximately 1.14 percent and 18.96 percent.

The company also reported 2024 annual net income available to common shareholders of $575.9 million, a decrease of 2.6 percent compared to 2023 earnings available to common shareholders of $591.3 million. Excluding the aforementioned special FDIC surcharge amounts, annual net income available to common shareholders for 2024 would have been $583.0 million, representing a decrease of $49.0 million, or 7.8 percent, compared to $632.0 million for 2023. On a per-share basis, 2024 earnings were $8.87 per diluted common share compared to $9.10 per diluted common share reported in 2023. Excluding the after-tax impact of the FDIC surcharge in both periods, 2024 diluted earnings per common share were $8.98 compared to $9.72 per diluted common share reported in 2023. For the year 2024, returns on average assets and average common equity were 1.16 percent and 15.81 percent respectively, compared to 1.19 percent and 18.66 percent reported in 2023.

“Our solid financial results for the fourth quarter were the result of continued focus and execution on the part of Frost bankers throughout the company,” said Cullen/Frost Chairman and CEO Phil Green. “Our people show their commitment to excellence in the way that they carry out our mission each day. That results in an unparalleled customer experience, and ultimately in our consistent growth in new customer relationships. In the fourth quarter, we saw average deposits return to growth on both a linked-quarter and a year-over-year basis.”

For the fourth quarter of 2024, net interest income on a taxable-equivalent basis was $433.7 million, up $23.8 million or 5.8 percent compared to $409.9 million for fourth quarter of 2023. Average loans for the fourth quarter of 2024 increased $1.7 billion, or 9.3 percent, to $20.3 billion, from the $18.6 billion reported for the fourth quarter a year earlier, and increased 1.3 percent compared to $20.1 billion for the third quarter of 2024. Average deposits for the quarter increased $701.7 million, or 1.7 percent to $41.9 billion compared to $41.2 billion in last year's fourth quarter, and increased 2.8 percent compared to $40.7 billion for the third quarter of 2024. Compared to the third quarter of 2024, fourth quarter average non-interest-bearing deposits increased by 2.9 percent and average interest-bearing deposits increased by 2.8 percent.

For full year 2024, average total loans were $19.8 billion, an increase of approximately $1.9 billion, or 10.7 percent, from the $17.9 billion reported in 2023. Average total deposits for 2024 were $41.0 billion, down $472.8 million, or 1.1 percent, compared to the $41.4 billion reported for full year 2023.

Noted financial data for the fourth quarter:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios for Cullen/Frost at the end of the fourth quarter of 2024 were 13.62 percent, 14.07 percent, and 15.53 percent, respectively. Current capital ratios continue to be in excess of well-capitalized levels and exceed Basel III requirements.
•Net interest income on a tax-equivalent basis was $433.7 million for the fourth quarter of 2024, an increase of 5.8 percent compared to the $409.9 million reported for the fourth quarter of 2023. The net interest margin was 3.53 percent for the fourth quarter of 2024 compared to 3.41 percent for the fourth quarter of 2023 and 3.56 percent for the third quarter of 2024.
•Non-interest income for the fourth quarter of 2024 was $122.8 million, up $9.1 million, or 8.0 percent, from the $113.8 million reported a year earlier. Trust and investment management fees increased by $3.6 million, or 9.0 percent, compared to the fourth quarter of 2023. The increase was mainly related to an increase in investment management fees, up $4.0 million compared to the fourth quarter of 2023. Investment management fees are generally based on the market value of assets within customer accounts and are thus impacted by price movements in the equity and bond markets. Service charges on deposit accounts increased by $3.4 million, or 13.8 percent, compared to the fourth quarter of 2023. The increase was driven by increases in overdraft fees and commercial service charges. Other charges, commissions and fees increased $3.1 million, or 25.6 percent, compared to the fourth quarter of 2023. The increase was primarily related to increases in income from the placement of annuities (up $1.1 million) and mutual fund fees (up $308,000), among other things. Insurance commissions and fees increased by $1.5 million, or 11.6 percent, compared to the fourth quarter of 2023. The increase was mainly driven by increases in commission revenues. These increases were partly offset by a decrease of $3.5 million, or 18.0 percent, in other non-

interest income for the fourth quarter of 2024 compared to the fourth quarter of 2023. The decrease was mainly driven by a $3.6 million benefit from a wire fraud recovery during the fourth quarter of 2023.
•Non-interest expense for the fourth quarter of 2024 was $336.2 million, down $29.1 million, or 8.0 percent, compared to the $365.2 million reported for the fourth quarter of 2023. Excluding the special surcharge expense associated with FDIC insurance during the fourth quarter of 2023, non-interest expense for the fourth quarter of 2024 increased by $22.5 million, or 7.2 percent, from $313.7 million in the fourth quarter of 2023 to $336.2 million in the fourth quarter of 2024. Salaries and wages expense increased by $18.9 million, or 12.9 percent, compared to the fourth quarter of 2023. The increase in salaries and wages was primarily related to an increase in salaries due to annual merit and market increases and an increase in the number of employees. The increase in the number of employees was partly related to our investment in organic expansion in various markets. Technology, furniture and equipment expense was up $5.3 million, or 15.3 percent, compared to the fourth quarter of 2023. The increase was primarily related to increases in cloud services expense (up $2.8 million), service contracts expense (up $1.1 million), software maintenance (up $498,000), and software amortization (up $483,000), among other things. Net occupancy expense increased by $1.4 million, or 4.4 percent, compared to the fourth quarter or 2023. The increase in net occupancy expense for the quarter was mainly driven by increases in depreciation on buildings and leasehold improvements (up $741,000) and increases in property taxes (up $559,000), among other things.
•For the fourth quarter of 2024, the company reported a credit loss expense of $16.2 million and reported net charge-offs of $14.0 million, compared to a credit loss expense of $19.4 million and net charge-offs of $9.6 million for the third quarter of 2024. For the fourth quarter of 2023, the company reported a credit loss expense of $16.0 million and net charge-offs of $10.9 million. The allowance for credit losses on loans as a percentage of total loans was 1.30 percent at December 31, 2024, compared to 1.31 percent at September 30, 2024, and 1.31 percent at December 31, 2023. Non-accrual loans were $78.9 million at the end of 2024, compared to $104.9 million the previous quarter and $60.9 million at year-end 2023.

The Cullen/Frost board declared a first-quarter cash dividend of $0.95 per common share, payable March 14, 2025, to shareholders of record on February 28 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable on March 17, 2025, to shareholders of record on February 28 of this year.
In addition, the company's board of directors approved a new share repurchase program with authorization to purchase up to $150 million of Cullen/Frost common stock over a one-year period expiring on January 28, 2026. Share repurchases under the authorization may be made through a variety of methods, which may include open market purchases, in privately negotiated transactions, block trades, accelerated share repurchase transactions, and/or through other legally permissible means. The timing and amount of any share repurchases under the authorization will be determined by management at its discretion and based on market conditions and other considerations. The share repurchase program may be suspended or discontinued at any time at the company’s discretion and does not obligate Cullen/Frost to purchase any amount of common stock.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, January 30, 2025, at 1:00 p.m. Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a “listen only” mode at 877-709-8150. Playback of the conference call will be available after
5:00 p.m. CT on the day of the call until midnight Sunday, February 2 at 877-660-6853, with the Conference ID# of
13750974. A replay of the call will also be available by webcast at the URL listed below after 5:00 p.m. CT on the day of the call.
Cullen/Frost investor relations website: https://investor.frostbank.com/
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $52.5 billion in assets at December 31, 2024. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Dallas, Fort Worth, Gulf Coast, Houston, Permian Basin, and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market, and monetary fluctuations.
•Local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Changes in the financial performance and/or condition of our borrowers.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future credit loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•Changes in our liquidity position.
•Impairment of our goodwill or other intangible assets.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowing, and saving habits.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions, or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in our organization, compensation, and benefit plans.
•The soundness of other financial institutions.
•Volatility and disruption in national and international financial and commodity markets.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•Government intervention in the U.S. financial system.
•Political or economic instability.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The impact of pandemics, epidemics, or any other health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) and their application with which we and our subsidiaries must comply.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Our success at managing the risks involved in the foregoing items.
In addition, financial markets and global supply chains may continue to be adversely affected by the current or anticipated impact of global wars/military conflicts, terrorism, or other geopolitical events.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2024				2023
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$413,518	$404,331	$396,712	$390,051	$388,152
Net interest income (1)	433,726	425,160	417,621	411,367	409,904
Credit loss expense	16,162	19,386	15,787	13,650	15,981
Non-interest income:
Trust and investment management fees	43,765	41,016	41,404	39,085	40,163
Service charges on deposit accounts	27,909	27,412	26,114	24,795	24,535
Insurance commissions and fees	14,215	14,839	13,919	18,296	12,743
Interchange and card transaction fees	5,764	5,428	5,351	4,474	4,608
Other charges, commissions and fees	15,208	13,060	13,020	12,060	12,104
Net gain (loss) on securities transactions	(112)	16	—	—	—
Other	16,075	11,936	11,382	12,667	19,598
Total non-interest income	122,824	113,707	111,190	111,377	113,751

Non-interest expense:
Salaries and wages	165,520	156,637	151,237	148,000	146,616
Employee benefits	28,614	29,060	28,802	35,970	28,065
Net occupancy	32,102	32,497	32,374	31,778	30,752
Technology, furniture and equipment	39,775	37,766	35,951	34,995	34,484
Deposit insurance	6,924	7,238	8,383	14,724	58,109
Other	63,232	60,212	60,217	60,750	67,196
Total non-interest expense	336,167	323,410	316,964	326,217	365,222
Income before income taxes	184,013	175,242	175,151	161,561	120,700
Income taxes	29,161	28,741	29,652	25,871	18,149
Net income	154,852	146,501	145,499	135,690	102,551
Preferred stock dividends	1,669	1,668	1,669	1,669	1,669
Net income available to common shareholders	$153,183	$144,833	$143,830	$134,021	$100,882

PER COMMON SHARE DATA
Earnings per common share - basic	$2.37	$2.24	$2.21	$2.06	$1.55
Earnings per common share - diluted	2.36	2.24	2.21	2.06	1.55
Cash dividends per common share	0.95	0.95	0.92	0.92	0.92
Book value per common share at end of quarter	58.46	62.41	55.02	54.36	55.64

OUTSTANDING COMMON SHARES
Period-end common shares	64,197	63,931	63,989	64,251	64,185
Weighted-average common shares - basic	64,116	63,958	64,193	64,216	64,139
Dilutive effect of stock compensation	121	127	140	156	176
Weighted-average common shares - diluted	64,237	64,085	64,333	64,372	64,315

SELECTED ANNUALIZED RATIOS
Return on average assets	1.19%	1.16%	1.18%	1.09%	0.82%
Return on average common equity	15.58	15.48	17.08	15.22	13.51
Net interest income to average earning assets (1)	3.53	3.56	3.54	3.48	3.41

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2024				2023
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$20,346	$20,084	$19,652	$19,112	$18,609
Earning assets	47,577	46,100	45,527	45,883	45,579
Total assets	51,008	49,467	48,960	49,324	49,087
Non-interest-bearing demand deposits	14,051	13,659	13,679	13,976	14,697
Interest-bearing deposits	27,834	27,074	26,831	26,748	26,487
Total deposits	41,885	40,733	40,510	40,724	41,184
Shareholders' equity	4,057	3,868	3,533	3,687	3,108

Period-End Balance:
Loans	$20,755	$20,055	$19,996	$19,388	$18,824
Earning assets	48,878	47,424	45,344	46,164	47,124
Total assets	52,520	51,008	48,843	49,505	50,845
Total deposits	42,723	41,721	40,318	40,806	41,921
Shareholders' equity	3,899	4,135	3,666	3,638	3,716
Adjusted shareholders' equity (1)	5,151	5,051	4,975	4,914	4,836

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$270,151	$263,129	$256,307	$250,297	$245,996
As a percentage of period-end loans	1.30%	1.31%	1.28%	1.29%	1.31%

Net charge-offs:	$13,962	$9,640	$9,726	$7,349	$10,884
Annualized as a percentage of average loans	0.27%	0.19%	0.20%	0.15%	0.23%

Non-accrual loans:	$78,866	$104,877	$74,987	$71,515	$60,907
As a percentage of total loans	0.38%	0.52%	0.38%	0.37%	0.32%
As a percentage of total assets	0.15	0.21	0.15	0.14	0.12

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.62%	13.55%	13.35%	13.41%	13.25%
Tier 1 Risk-Based Capital Ratio	14.07	14.02	13.82	13.89	13.73
Total Risk-Based Capital Ratio	15.53	15.50	15.27	15.35	15.18
Leverage Ratio	8.63	8.80	8.62	8.44	8.35
Equity to Assets Ratio (period-end)	7.42	8.11	7.51	7.35	7.31
Equity to Assets Ratio (average)	7.95	7.82	7.22	7.47	6.33

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Year Ended December 31,
	2024	2023	2022
CONDENSED INCOME STATEMENTS
Net interest income	$1,604,612	$1,558,664	$1,291,283
Net interest income (1)	1,687,873	1,651,695	1,386,981
Credit loss expense	64,985	46,171	3,000
Non-interest income:
Trust and investment management fees	165,270	153,315	154,679
Service charges on deposit accounts	106,230	93,504	91,891
Insurance commissions and fees	61,269	58,271	53,210
Interchange and card transaction fees	21,017	19,419	18,231
Other charges, commissions and fees	53,348	49,026	41,590
Net gain (loss) on securities transactions	(96)	66	—
Other	52,060	54,941	45,217
Total non-interest income	459,098	428,542	404,818

Non-interest expense:
Salaries and wages	621,394	547,718	492,096
Employee benefits	122,446	115,306	88,608
Net occupancy	128,751	124,396	112,495
Technology, furniture and equipment	148,487	135,286	120,771
Deposit insurance	37,269	76,589	15,603
Other	244,411	229,367	194,701
Total non-interest expense	1,302,758	1,228,662	1,024,274
Income before income taxes	695,967	712,373	668,827
Income taxes	113,425	114,400	89,677
Net income	582,542	597,973	579,150
Preferred stock dividends	6,675	6,675	6,675
Net income available to common shareholders	$575,867	$591,298	$572,475

PER COMMON SHARE DATA
Earnings per common share - basic	$8.88	$9.11	$8.84
Earnings per common share - diluted	8.87	9.10	8.81
Cash dividends per common share	3.74	3.58	3.24
Book value per common share at end of quarter	58.46	55.64	46.49

OUTSTANDING COMMON SHARES
Period-end common shares	64,197	64,185	64,355
Weighted-average common shares - basic	64,121	64,204	64,157
Dilutive effect of stock compensation	142	201	364
Weighted-average common shares - diluted	64,263	64,405	64,521

SELECTED ANNUALIZED RATIOS
Return on average assets	1.16%	1.19%	1.11%
Return on average common equity	15.81	18.66	16.86
Net interest income to average earning assets (1)	3.53	3.45	2.82

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31,
	2024	2023	2022
BALANCE SHEET SUMMARY ($ in millions)
Average Balance:
Loans	$19,801	$17,893	$16,739
Earning assets	46,275	46,186	48,293
Total assets	49,694	49,604	51,513
Non-interest-bearing demand deposits	13,841	15,340	18,203
Interest-bearing deposits	27,124	26,098	26,368
Total deposits	40,965	41,438	44,571
Shareholders' equity	3,787	3,313	3,541

Period-End Balance:
Loans	$20,755	$18,824	$17,155
Earning assets	48,878	47,124	49,402
Total assets	52,520	50,845	52,892
Total deposits	42,723	41,921	43,954
Shareholders' equity	3,899	3,716	3,137
Adjusted shareholders' equity (1)	5,151	4,836	4,486

ASSET QUALITY ($ in thousands)
Allowance for credit losses on loan:	$270,151	$245,996	$227,621
As a percentage of period-end loans	1.30%	1.31%	1.33%

Net charge-offs:	$40,677	$34,486	$15,766
Annualized as a percentage of average loans	0.21%	0.19%	0.09%

Non-accrual loans:	$78,866	$60,907	$37,833
As a percentage of total loans	0.38%	0.32%	0.22%
As a percentage of total assets	0.15	0.12	0.07

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	13.62%	13.25%	12.85%
Tier 1 Risk-Based Capital Ratio	14.07	13.73	13.35
Total Risk-Based Capital Ratio	15.53	15.18	14.84
Leverage Ratio	8.63	8.35	7.29
Equity to Assets Ratio (period-end)	7.42	7.31	5.93
Equity to Assets Ratio (average)	7.62	6.68	6.87

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2024				2023
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	4.71%	5.32%	5.40%	5.40%	5.39%
Federal funds sold	5.16	5.65	5.78	5.76	5.73
Resell agreements	4.88	5.48	5.60	5.60	5.60
Securities(2)	3.44	3.40	3.38	3.32	3.24
Loans, net of unearned discounts	6.77	7.12	7.08	7.00	6.92
Total earning assets	5.05	5.26	5.23	5.13	5.00

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.29%	0.38%	0.39%	0.42%	0.40%
Money market deposit accounts	2.47	2.80	2.83	2.82	2.83
Time accounts	4.32	4.73	4.77	4.73	4.59
Total interest-bearing deposits	2.14	2.41	2.39	2.34	2.27
Total deposits	1.42	1.60	1.58	1.54	1.46
Federal funds purchased	4.71	5.33	5.39	5.38	5.40
Repurchase agreements	3.34	3.72	3.75	3.76	3.75
Junior subordinated deferrable interest debentures	6.87	7.14	7.47	7.34	7.45
Subordinated notes payable and other notes	4.69	4.69	4.69	4.69	4.69
Total interest-bearing liabilities	2.32	2.60	2.59	2.54	2.48

Net interest spread	2.73	2.66	2.64	2.59	2.52
Net interest income to total average earning assets	3.53	3.56	3.54	3.48	3.41

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$8,577	$7,073	$7,156	$7,356	$7,047
Federal funds sold	3	4	5	5	3
Resell agreements	11	41	85	85	86
Securities - carrying value(2)	18,640	18,898	18,629	19,324	19,834
Securities - amortized cost(2)	19,944	20,324	20,400	20,813	21,969
Loans, net of unearned discount	20,346	20,084	19,652	19,112	18,609
Total earning assets	$47,577	$46,100	$45,527	$45,883	$45,579

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$9,693	$9,470	$9,716	$9,918	$9,986
Money market deposit accounts	11,683	11,122	11,009	11,058	11,219
Time accounts	6,458	6,482	6,106	5,773	5,282
Total interest-bearing deposits	27,834	27,074	26,831	26,748	26,487
Total deposits	41,885	40,733	40,510	40,724	41,184
Federal funds purchased	24	20	40	33	18
Repurchase agreements	3,946	3,777	3,827	3,787	3,761
Junior subordinated deferrable interest debentures	123	123	123	123	123
Subordinated notes payable and other notes	100	100	100	100	99
Total interest-bearing funds	$32,027	$31,094	$30,921	$30,791	$30,488

(1) Taxable-equivalent basis assuming a 21% tax rate.
(2) Average securities include unrealized gains and losses on securities available for sale while yields are based on average amortized cost.